Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2014 (except for notes 24, 26, and 27, as to which the date is May 12, 2014, and except for notes 25 and 29, as to which the date is September 8, 2014) related to the consolidated financial statements of Citizens Financial Group, Inc. as of the years ended December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, and contained in Registration Statement No. 333-195900 of Citizens Financial Group, Inc. on Form S-1.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
September 26, 2014